EX-99.4

American Ref-Fuel Holdings Corp.
and Subsidiaries

Consolidated Financial Statements
As of March 31, 2005 and December 31, 2004 and for the
three months ended March 31, 2005 and March 31, 2004

American Ref-Fuel Holdings Corp. and Subsidiaries

Index to Consolidated Financial Statements

Page(s)
Consolidated Balance Sheets	1
Consolidated Statements of Operations and Comprehensive Income	2
Consolidated Statements of Stockholders’ Equity	3
Consolidated Statements of Cash Flows	4
Notes to Consolidated Financial Statements	5-16

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Balance Sheets (Unaudited, in Thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$57,610	$88,945
Restricted cash and cash equivalents	46,734	73,103
Receivables, net of allowance of $1,317 and $1,491	68,241	72,027
Income tax receivable	9,806	4,338
Prepaid expenses and other current assets	16,140	12,846

Total current assets	198,531	251,259
Restricted cash and cash equivalents	92,389	90,971
Property, plant and equipment, net	1,185,048	1,187,178
Intangible assets, net	526,445	542,877
Goodwill	123,984	123,984
Other assets	11,755	4,806

Total assets	$2,138,152	$2,201,075

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$52,899	$48,879
Current portion of long-term debt	75,713	87,184
Accrued interest	21,703	22,115

Total current liabilities	150,315	158,178
Long-term debt, less current portion	1,363,093	1,383,829
Deferred income taxes	156,584	149,419
Other liabilities	219,963	224,649

Total liabilities	1,889,955	1,916,075

Commitments and contingencies (Note 13)
Minority interest in consolidated subsidiary	701	742

Stockholders’ equity:
Common stock, Class A, 263,987 of $0.001 par value authorized, issued and outstanding	1	1
Additional paid-in capital	300,306	300,306
Accumulated deficit	(52,811)	(16,049)

Total stockholders’ equity	247,496	284,258

Total liabilities and stockholders’ equity	$2,138,152	$2,201,075

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Unaudited, in Thousands)

	Three Months Ended	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues
Waste disposal and related services	$64,639	$—
Energy	32,388	—
Other	3,204	—

Total net revenues	100,231	—

Expenses
Operating	52,794	—
Depreciation and amortization	16,736	—
General and administrative	12,420	496
Loss on asset retirements	1,386	—

Total operating costs and expenses	83,336	496

Operating income (loss)	16,895	(496)
Interest income	1,233	103
Interest expense	(21,472)	(6,384)
Equity in net earning of unconsolidated subsidiaries	—	4,218
Minority interest in net income of subsidiaries	(37)	—
Other, net	360	—

(Loss) before income taxes	(3,021)	(2,559)
Benefit for income taxes	1,259	1,368

Loss from continuing operations	(1,762)	(1,191)

Discontinued operations:
Income from discontinued operations net of income tax expense of $0 and $2,261 respectively	—	2,351

Income from discontinued operations	—	2,351

Net (loss) income	$(1,762)	$1,160

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited, in Thousands)

				Accumulated
	Common Stock –	Additional paid-in	Retained Earnings	comprehensive income	Total stockholders’
	Class A	capital	(Deficit)	(loss)	equity
Balance at January 1, 2004	$1	$123,908	$994	$—	$124,903

Unrealized gain on investment from the consolidation of Ref-Fuel Holdings	—	—	—	211	211
Contribution of Senior Notes	—	40,000	—	—	40,000
Equity contributed in the August 31 Transactions	—	136,398	—	—	136,398
Comprehensive income	—	—	21,107	(211)	20,896
Dividends paid	—	—	(38,150)	—	(38,150)

Balance at December 31, 2004	1	300,306	(16,049)	—	284,258
Net loss	—	—	(1,762)	—	(1,762)
Dividends paid	—	—	(35,000)	—	(35,000)

Balance at March 31, 2005	$1	$ 300,306	$(52,811)	$—	$247,496

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited, in Thousands)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2005	2004
Cash flows from operating activities:
Net (loss) income	$(1,762)	$1,160
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	26,471	484
Deferred income taxes	7,165	(207)
Revenue contract levelization	328	—
Interest on loss contracts	547	—
Loss on asset retirements	1,386	—
Earnings from equity investments	—	(4,218)
Distributions from equity investments	—	24,000
Minority interests in net income of subsidiaries	37	—
Changes in assets and liabilities:
Receivables	3,786	(101)
Prepaid expenses and other current assets	(3,294)	(2,420)
Other long-term assets	(6,901)	—
Accounts payable, and other current liabilities	4,020	(1,785)
Income taxes receivable	(5,468)	2,888
Accrued interest	(412)	1,291
Other accrued liabilities	(1,915)	(133)

Net cash provided by operating activities	23,988	20,959

Cash flows from investing activities:
Capital expenditures	(17,076)	(160)
Payments from (to) restricted cash investments	24,951	(40)
Proceeds from sale of equipment	1,036	—

Net cash provided by (used in) investing activities	8,911	(200)

Cash flows from financing activities:
Payments on long-term debt	(29,156)	(3,460)
Payment of debt issuance costs	—	(75)
Distributions to minority shareholders in consolidated subsidiaries	(78)	(19,175)
Dividends paid	(35,000)	—

Net cash used in financing activities	(64,234)	(22,710)

Net decrease in cash and cash equivalents	(31,335)	(1,951)
Cash and cash equivalents at beginning of period	88,945	17,537

Cash and cash equivalents at end of period	$57,610	$15,586

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

American Ref-Fuel Holdings Corp. (Holdings Corp.), formerly known as United American Energy Holdings Corp., and subsidiaries (collectively, the Company) is engaged in the business of acquiring, developing, owning and managing waste and energy-related businesses in the United States. The Company has had investments in and/or manages waste-to-energy facilities, transfer stations, landfills, electric-generating facilities and steam cogeneration facilities.

On December 12, 2003, Holdings Corp. completed a merger with MSW Merger, a Delaware limited liability company, pursuant to an agreement and plan of merger dated August 22, 2003 with Holdings Corp. becoming the surviving entity (the MSW Transaction). Prior to the MSW Transaction, the Company primarily derived its revenue from: (i) the sale of electrical energy and capacity, thermal energy and waste disposal services; (ii) earnings on equity investments; and (iii) providing operating and management services to various energy businesses for fixed and variable fees. Following the MSW Transaction, the Company sold several of its operating subsidiaries to a wholly-owned subsidiary of Delta Power Company, LLC (Delta) on December 15, 2003. As of December 31, 2003, the Company had a 50% equity ownership in Ref-Fuel Holdings LLC (Ref-Fuel Holdings), through its ownership of MSW Energy Holdings II LLC (MSW Energy Holdings II), and 100% ownership of UAE Mecklenburg Cogeneration LP, a coal-fired facility in Clarksville, VA (the Mecklenburg Facility). The Company sold the Mecklenburg Facility on August 18, 2004 (see Note 3). As a result of these transactions, the Company’s primary business is the ownership, operation and development of waste-to-energy facilities.

As a result of a series of transactions known as the Equalization Transactions, which were consummated on April 30, 2004, affiliates of Credit Suisse First Boston Private Equity, Inc. and AIG Global Investment Corp. (collectively the Control Group) beneficially own 60% and 40%, respectively, of the equity interests in the Company. Holdings Corp. owned a 0.01% managing member interest in MSW Energy Holdings LLC (MSW Energy Holdings).

The Equalization Transactions also resulted in Holdings Corp. assuming full control of the management and operations of Ref-Fuel Holdings through its interests in the MSW Energy Holdings II and MSW Energy Holdings. The other 50% interest in Ref-Fuel Holdings is owned directly and indirectly by MSW Energy Holdings. As a result of the Equalization Transactions, the Company has effective control of Ref-Fuel Holdings, and is therefore consolidating its results of operations and cash flows for the period from May 1, 2004.

On August 31, 2004, the Company and several private equity funds (the DLJMB Funds), each of which is managed by entities affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), and several investment funds (the Highstar Funds) managed by AIG Global Investment Corp. (AIGGIC) effected a series of transactions that resulted in Holdings Corp. becoming the indirect parent of MSW Energy Holdings (the August 31 Transactions).

American Ref-Fuel Company LLC (American Ref-Fuel, ARC, or ARC LLC), a wholly-owned subsidiary of Ref-Fuel Holdings, owns partnerships that develop, own and operate waste-to-energy facilities, which combust municipal solid waste and produce energy in the form of electricity and steam. Through such partnerships, American Ref-Fuel owns or controls six waste-to-energy facilities located in the northeastern United States (the ARC operating facilities). The ARC operating facilities derive revenue principally from disposal or tipping fees received for accepting waste and from the sale of electricity and steam produced by those facilities. ARC subsidiaries include: (a) American Ref-Fuel Company (Ref-Fuel Management); (b) TransRiver Marketing Company, L.P. (TransRiver); (c) American Ref-Fuel Company of Hempstead (Hempstead); (d) American Ref-Fuel Company of Essex County (Essex); (e) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (f) American Ref-Fuel Company of Niagara, L.P. (Niagara); (g) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (h) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (i) American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley) (collectively referred to as the American Ref-Fuel Partnerships).

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On February 1, 2005, the Control Group announced that they have signed a definitive agreement to sell Holdings Corp. to Danielson Holding Corporation (Danielson) (the Sale). Danielson will pay $740 million in cash for the equity of Holdings Corp. and will assume the consolidated net debt of Holdings Corp. Notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was obtained on March 21, 2005. Federal Energy Regulatory Commission approval was obtained on March 29, 2005 and pending the required financing, the transaction is expected to close in the second quarter of 2005. In connection with the Sale, costs relating to transaction expenses, severance, employment contracts, the Option Modification Agreement (see Note 12), Long-Term Incentive Plans, housing subsidies, lease termination and other related items are estimated to be between $50 million and $70 million.

The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, such statements include all adjustments, including normal recurring accruals and adjustments, necessary for a fair presentation of the results for the period presented. The accounting policies followed during interim periods reported are in conformity with accounting principles generally accepted in the United States of America; however, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual financial statements for the year ended December 31, 2004, included on the Current Report on Form 8-K of MSW Energy Holdings LLC and MSW Energy Holdings II LLC, filed on March 31, 2005. The Company believes that the disclosures included are adequate and provide sufficient information. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for a full year.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Holdings Corp., its wholly-owned subsidiaries including MSW Energy Holdings LLC, MSW Energy Holdings II LLC, and Ref-Fuel Holdings. Prior to the Equalization Transactions, the Company’s investment in Ref-Fuel Holdings was accounted for using the equity method of accounting. As a result of the Equalization Transactions and the associated acquisition of MSW Energy Holdings, the Company has effective control of Ref-Fuel Holdings and MSW Energy Holdings and as of April 30, 2004, is consolidating their results of operations, cash flows, and balance sheets. All significant intercompany transactions and balances have been eliminated in consolidation. The minority interests shown relate to Duke Energy’s 0.2% interest in Ref-Fuel Holdings.

Reclassifications

Certain reclassifications have been made to the prior periods to conform to the current periods’ presentation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities at the date of the financial statements; (b) the disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Equity method investment

Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate.

The Company’s investment in Ref-Fuel Holdings was accounted for using the equity method of accounting prior to the Equalization Transactions. As a result, the accompanying consolidated results of operations include the Company’s share of net earnings in “Equity in net earnings of unconsolidated subsidiaries” for the three months ended March 31, 2004.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date. A valuation allowance is provided when necessary to reduce deferred tax assets to amounts expected to be realized.

Quarterly income taxes are calculated in accordance with the interim financial reporting requirements as set forth in Accounting Principles Board Opinion No. 28. Such Opinion considers interim quarterly periods as an integral part of the annual period, with interim quarterly tax periods reflecting the estimated annual effective tax rate.

Revenue Recognition

The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Stock-Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (FAS) No. 123, Accounting for Stock-Based Compensation, (FAS 123) as amended by FAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of FAS No. 123, concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123(R), “Share-Based Payment” (FAS 123(R)). FAS 123(R); revises FAS 123 and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This requirement represents a change from our current practice. On April 14, 2005, the SEC announced that FAS 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. The Company is reviewing FAS 123(R), and currently assessing the impact to the financial statements. In compliance with the SEC requirements, the Company will adopt FAS 123(R) as of January 1, 2006.

3. Discontinued Operations

Mecklenburg Transaction. The Company entered into an agreement to sell the Mecklenburg Facility to Virginia Electric and Power Company (Virginia Power). On August 18, 2004, the Company consummated the sale of the Mecklenburg Facility to Virginia Power. The cash received as a result of the sale was $42.5 million (with cash on the balance sheet as of the date of sale of $14.5 million). No gain or loss resulted from this sale.

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Summarized results of operations:

Operating results of discontinued operations for the three months ended March 31, 2004, related to the sale of the Mecklenburg Facility is as follows (unaudited, in thousands):

Three Months Ended
March 31, 2004
Revenue	$13,825
Income before income taxes	$4,612
Income tax expense	(2,261)

Income from discontinued operations	$2,351

4. Equity Investments

Summarized statement of operations information for Ref-Fuel Holdings is as follows (unaudited, in thousands):

For the Three
Months Ended
March 31, 2004
Revenues	$102,105
Operating income	18,758
Net earnings	8,802
Company’s equity in net earnings	4,218

Pro Forma Information
The following results represent the unaudited pro forma results as if the Equalization Transactions and the August 31 Transactions had occurred on January 1, 2004. These results are presented for informational purposes only, and are not necessarily indicative of the actual results that would have resulted had the Equalization Transactions and the August 31 Transactions actually occurred on January 1, 2004 (unaudited, in thousands):

Pro Forma
For the Three
Months Ended
March 31, 2004
Revenues
Waste disposal and related services	$65,321
Energy	31,658
Other	5,126

Total net revenues	102,105
Expenses
Operating	54,621
Depreciation and amortization	17,371
General and administrative	11,329
Loss on asset retirements	522

Operating income	18,262
Interest income	843
Interest expense	(17,218)
Minority interests in net income of subsidiaries	(18)
Other income, net	138

Net income before taxes	2,007
Provision for income taxes	(823)

Net income	$1,184

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Property, Plant and Equipment

A summary of property, plant and equipment is as follows (unaudited, in thousands):

	Useful Life	March 31, 2005	December 31, 2004
Plant and equipment	2-50 years	$1,207,766	$1,206,558
Land		3,813	3,813
Leasehold improvements	Up to 17 years	5,575	5,575
Landfill	13 years	17,768	17,768
Spare parts		12,282	12,282
Construction in progress		13,365	6,244

Total property, plant and equipment		1,260,569	1,252,240
Accumulated depreciation		(75,521)	(65,062)

Property, plant and equipment, net		$1,185,048	$1,187,178

6. Intangible Assets

A summary of intangible assets is as follows (unaudited, in thousands):

	Useful Life	March 31,	December 31,
		2005	2004
Energy contracts	5-18 years	$525,125	$525,125
Waste contracts	5 years	23,600	23,600
Financing costs	6 years	17,652	17,652
Emissions credits	Indefinite	43,377	43,377
Other intangibles	Indefinite	3,579	3,579

		613,333	613,333
Accumulated amortization		(86,888)	(70,456)

Intangible assets, net		$526,445	$542,877

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Accounts payable and other accrued liabilities

Accounts payable and accrued liabilities consist of the following (unaudited, in thousands):

	March 31, 2005	December 31, 2004
Accounts payable	$34,613	$25,933
Compensation liabilities	7,237	11,237
Incentive plan accruals	3,975	3,569
Current amount due under Duke Agreement	2,500	2,500
Other	4,574	5,640

Total	$52,899	$48,879

8. Debt

The following is a summary of long-term debt by obligor (unaudited, in thousands):

		Final	March 31,	December 31,
	Interest Rate	Maturity	2005	2004
MSW Energy Holdings Senior Note	8.50%	2010	$200,000	$200,000
MSW Energy Holdings II Senior Note	7.38%	2010	225,000	225,000

			425,000	425,000

ARC LLC-supported debt
Senior Notes	6.26%	2015	240,000	240,000
Niagara Series 2001A	5.45%-5.625%	2015	165,010	165,010
Seconn Corporate Credit Bonds	5.50%-6.45%	2022	43,500	43,500
Hempstead Corporate Credit Bonds	5.00%	2010	42,670	42,670

ARC LLC-supported debt			491,180	491,180

Other debt
Hempstead project debt	4.625%-5.00%	2009	114,543	114,543
Essex project debt	5.248%-7.375%	2020	96,496	96,496
Seconn project debt	5.125%-5.50%	2015	50,602	50,602
Semass Series 2001A	5.50%-5.625%	2016	134,345	134,345
Semass Series 2001B	5.25%-5.50%	2010	75,250	104,385

			471,236	500,371

Other obligations			252	273

Total debt at par value			1,387,668	1,416,824
Unamortized debt premium, net			51,138	54,189
Current portion			(75,713)	(87,184)

Total long-term debt obligations			$1,363,093	$1,383,829

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Other liabilities

Other liabilities consist of the following (unaudited, in thousands):

	Amortization	March 31,	December 31,
	Period	2005	2004
Waste contracts acquired	9-17 years	$117,493	$120,276
Operating lease acquired	14 years	37,629	38,453
Duke liability	16 years	23,169	22,622
Energy contract levelization	12 years	24,451	24,123
Landfill liabilities	13 years	11,305	10,699
Deferred revenue	8-20 years	5,193	5,113
Incentive plan accruals		723	3,333
Other		—	30

		$219,963	$224,649

10. Income Taxes

The components of the provision for income taxes, for the three months ended March 31, 2005 and 2004 consist of the following (unaudited, in thousands):

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2005	March 31, 2004
Current benefit	$(8,424)	$(83)
Deferred provision	7,165	1,451

	$(1,259)	$1,368

The Company has federal net operating loss carryforwards of approximately $1.3 million at of December 31, 2004, which expire between 2021 and 2024 and state net operating loss carryforwards of approximately $22.7 million, which have various expiration dates. The Company had federal capital loss carryforwards of approximately $22.4 million in at December 31, 2004 related to the disposal of certain subsidiaries, which have been offset by a valuation allowance. Such capital losses can only be offset by future capital gains. The capital loss carryforwards expire beginning in the year 2008.

11. Operational and other agreements

The ARC operating facilities operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements.

Hempstead, Essex, Seconn, Ref-Fuel Semass, Delaware Valley and Niagara operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

determined by various formulas contained in such agreements. Duke and Allied Waste Industries, Inc. (Allied) are each obligated to fund one-half of certain cash shortfalls and other liabilities of Essex arising out of operating the project, including certain environmental claims. Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.

With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC guarantees through 2006 the obligations of Delaware Valley under its service agreement with the Delaware County Solid Waste Authority. In conjunction with the acquisition of the facility, ARC LLC also provides an indemnity to the sellers of the facility from post-acquisition environmental damages as a result of remedial action for releases or threatened releases of hazardous substances at the facility.

In order to provide ARC LLC with an additional source of funds to meet calls on its project support obligations, MSW Energy Holdings II and the Company entered into the Equity Contribution Agreement pursuant to which each of them have agreed to provide up to $50 million in equity capital to ARC LLC.

12. Stock Option Plans

On August 11, 2004, the Board of Directors of the Company, adopted the 2004 Stock Option Plan (the SOP), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of the Company and other senior management of Ref-Fuel Holdings to the interests of the Company’s shareholders through the granting of options to purchase stock. During 2004, the Company granted 13,199 options to the executive officers of Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant, unless a triggering event (as defined in the agreement) has not occurred during the option period.

On January 31, 2005, in conjunction with the Sale, as discussed in Note 1, the Board of Directors and optionees under the SOP adopted an Option Modification Agreement (OMA). Under the terms of the OMA, immediately prior to the Sale, the SOP plan will be canceled in exchange for a cash payment. The cash payment is calculated as the value of all outstanding options granted or ungranted but authorized under the terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans.

A summary of the Holdings Corp.’s stock options held by Senior Management for the three months ended March 31, 2005 and the year ended December 31, 2004, is as follows:

Weighted average
exercise price
	Shares	(As of Date of Grant)
Options outstanding:
January 1, 2004	—	$—
Granted	13,199	1,189.51
Exercised	—	—
Forfeited or terminated	—	—
Purchased by MSW Merger	—	—

Balance at December 31, 2004 and March 31, 2005	13,199

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The weighted average fair value of the options was $133.24 and $132.30 per share at March 31, 2005 and December 31, 2004, respectively. The fair value of the stock options at March 31, 2005 and December 31, 2004 is an estimate on the date of grant that is calculated using the minimum value option pricing model with the following assumptions:

Expected life (years)	3
Expected dividend	—
Risk-free interest rate	3.9%

The Company applies the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost has been recognized for the stock option plan. Set forth as follows are the Company’s net income presented both as reported and pro forma, as if compensation cost had been determined consistent with the provisions of FAS No. 123 for the three months ended March 31, 2005 (in thousands):

Three Months Ended
March 31, 2005
Net loss, as reported	$(1,762)
Add: stock-based compensation expense included in reported net income, net of taxes	—
Less: stock-based compensation expense included using fair value method, net of taxes	(1,759)

Pro forma net loss	$(3,521)

The effects of applying FAS No. 123 in this pro forma disclosure are not necessarily indicative of future amount.

13. Commitments and Contingencies

Environmental and Regulatory Risk

The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complex requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in substantial compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.

Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company’s consolidated financial position or results of operations. However, federal, state and local regulatory

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.

Future Mercury Regulation at the Essex Facility. On December 6, 2004 the New Jersey Department of Environmental Protection (NJDEP) promulgated regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the new regulations increase the required removal efficiency to 85% removal on January 3, 2006 and 95% removal on January 3, 2012 versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. As a result of the new regulations, there is an increased risk that emission exceedances will occur and therefore an increased probability that additional controls will ultimately be required to prevent such exceedances. ARC believes that the new requirements may at a minimum result in increased operating costs due to increased use of activated carbon in the current control equipment. It is also possible that the regulations will require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. Management estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of the majority of any additional capital and operating costs that may be required. We cannot currently determine the likelihood of additional operating and/or capital costs being incurred in connection with these changes in regulation, or the total of any such costs.

Lower Passaic River Study. In August 2004, USEPA notified Essex that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (LPRSA), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 Potentially Responsible Parties (PRPs) named thus far. USEPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA’s notice letter states that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes that its contribution will be determined to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex’s liability for the study or any eventual natural resource damage.

Landfill Agreements
Semass Partnership, a subsidiary of Ref-Fuel Semass, has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (CMW). The WMA allows Semass Partnership to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).

In March 1990, the Semass Partnership, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, the Semass Partnership to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. The Semass Partnership is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. The Semass Partnership’s obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million unless the fund limit is increased by agreement of the parties, or absent such agreement, by arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Wankinco by letter dated March 29, 2005, and pursuant to its rights under the Settlement Agreement described above, has requested a re-evaluation of the Fund limit and an increase of such limit to $29.7 million. Management believes that the $20.0 million fund limit is adequate for this purpose. Proceeds from the Fund are to be used primarily for

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

remediation of the CMW Landfill in the event of environmental damage. The Semass Partnership and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the first quarter of 2005 and the year ended December 31, 2004, the Semass Partnership made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of March 31, 2005 and December 31, 2004, the balance in the Fund is approximately $15.2 million and $14.0 million, respectively, and is included in restricted cash and long-term investments. A corresponding liability, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities.

Other Matters

The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse effect on the future results of operations, cash flows or financial position of the Company.

The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $23.0 million in surety bonds was outstanding as of March 31, 2005 and December 31, 2004, satisfy these financial requirements.

14. Supplemental Disclosure of Cash Flow Information

Depreciation and amortization expense included in the Statement of Cash Flows consists of the following (unaudited, in thousands):

		Three Months Ended	Three Months Ended
Asset / liability	Statement of operations	March 31, 2005	March 31, 2004
Property, plant and equipment	Depreciation and amortization	$16,736	$484
Energy contracts	Energy revenues	14,764	—
Long-term waste contracts	Waste disposal and related services	(1,758)	—
Lease	Operating expenses (rent expense)	(824)	—
Debt	Interest expense	(2,409)	—
Deferred revenue	Waste disposal and related
	services revenues and energy revenues	(38)	—

Total		$26,471	$484

American Ref-Fuel Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Subsequent Events (unaudited)

On April 28, 2005, in connection with the Sale, Moody’s Investors Service issued a ratings action downgrading approximately $1.1 billion of debt securities issued by the Company and its subsidiaries or associated with the ARC projects. The ratings action may require ARC LLC, pursuant to the term of certain guarantee agreements, to issue letters of credit or provide other support for a maximum of $42.4 million, in connection with these guarantees.

In addition, on April 29, 2005, Standard & Poor’s Ratings Service (Standard & Poor’s) announced that following the pending acquisition of American Ref-Fuel Holdings Corp. by Covanta Energy Corporation (a subsidiary of Danielson Holding Corporation), the credit rating on the Company’s 8.50% Series B Senior Secured Notes due 2010 (the Company Notes) will be lowered to `BB-`, the rating on the 7.375% Series B Senior Secured Notes due 2010 will remain at `BB-`, and the rating on ARC and the debt related to the ARC projects will be lowered to `BB+`. The outlook on the ratings will be stable.

As a result of these rating actions, the Company may be required to offer to buy back the Company Notes upon consummation of the acquisition for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest, and liquidated damages, if any.